Exhibit 4.2

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of November 4, 2024, among Treasure Escrow Corporation, a Delaware corporation (the “Escrow Issuer”) and Treasure Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Escrow Issuer has heretofore entered into that certain indenture with the Trustee, dated as of October 25, 2024 (as amended, supplemented or otherwise modified, the “Indenture”), providing initially for the issuance of $800,000,000 in aggregate principal amount of the Escrow Issuer’s 7.250% Senior Secured Notes due 2031 (the “Securities”);

WHEREAS the Escrow Issuer and Merger Sub II that is a signatory hereto is executing this Supplemental Indenture pursuant to which Merger Sub II shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Securities and the Indenture and the Escrow Issuer shall be released from its obligations under the Securities and the Indenture;

WHEREAS Sections 4.18 and 9.01 of the Indenture provides that the Escrow Issuer and Merger Sub II may execute and deliver to the Trustee a supplemental indenture pursuant to which the Merger Sub II shall unconditionally assume all of the Escrow Issuer’s obligations under the Securities and the Indenture on the terms and conditions herein set forth; and

WHEREAS Section 4.18 of the Indenture provides that upon the assumption by Merger Sub II of all of the Escrow Issuer’s Note Obligations under the Securities and the Indenture, the Escrow Issuer shall be released from all obligations under the Securities and the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Escrow Issuer, Merger Sub II and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture, and the Trustee and the Collateral Agent acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.            Agreement to be Bound and Release. Merger Sub II hereby unconditionally assumes the Escrow Issuer’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture. Merger Sub II hereby becomes party to the Indenture as the “Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture. The parties hereto agree that the Escrow Issuer is released from its obligations under the Securities and the Indenture concurrently with the assumption of those obligations by Merger Sub II and the release of funds in the Collateral Account and thereafter the Escrow Issuer shall have no further obligations or liabilities in respect of the Securities or the Indenture. Concurrently therewith or promptly thereafter all Liens in respect of the Escrow Collateral shall be terminated.

3.            Notices. All notices or other communications to Merger Sub II shall be given as provided in Section 13.02 of the Indenture.

4.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.            Release of Obligations of Escrow Issuer. Upon execution of this Supplemental Indenture by the Escrow Issuer, Merger Sub II and the Trustee, the Escrow Issuer is released and discharged from all obligations under the Indenture and the Securities.

6.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.            Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Merger Sub II by action or otherwise, (iii) the due execution hereof by Merger Sub II or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

8.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first above written.

TREASURE ESCROW CORPORATION

By:	/s/ James M. Till
	Name:	James M. Till
	Title:	Chief Financial Officer

TREASURE MERGER SUB II, LLC

By:	/s/ Paul G. Wolfram
	Name:	Paul G. Wolfram
	Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ James W. Hall
	Name:	James W. Hall
	Title:	Vice President

Signature Page to Supplemental Indenture No. 1